Exhibit 99.1

This exhibit is being filed pursuant to Exchange Act Rule 12b-23 to incorporate a summary description of the material terms of the First Amended and Restated Stockholders’ Agreement, as amended, and the Investors Stockholders’ Agreement, as amended (each of which was terminated on October 26, 2004), into Item 1.02 of the Form 8-K to which this exhibit is attached. This summary is not complete and is qualified by reference to complete copies of these agreements, as amended, which also are incorporated by reference as exhibits to this report.

The Stockholders’ Agreements

General. Triton has entered into an amended and restated stockholders’ agreement, dated as of October 27, 1999, with AT&T Wireless PCS LLC, which Triton refers to as AT&T Wireless PCS, its initial institutional investors, which Triton refers to as the cash equity investors, and certain of Triton’s current and former executive officers. Additional management stockholders and the independent directors have also agreed to be bound by the provisions of the stockholders’ agreement in connection with the issuance to them of Triton’s capital stock. The agreement, as amended, covers matters in connection with Triton’s management and operations and the sale, transfer or other disposition of Triton’s capital stock. References to “stockholders” in this section mean stockholders who are party to the stockholders’ agreement. AT&T Wireless has agreed, subject to certain conditions, to surrender all Triton stock owned by AT&T Wireless, and upon such surrender, the Stockholders’ Agreement will terminate.

Board of Directors. A board of directors divided into three classes and consisting of up to nine persons governs Triton. Actions of the board of directors require the affirmative vote of a majority of the entire board, although some transactions require a higher vote. The stockholders who are party to Triton’s stockholders’ agreement, other than J.P. Morgan SBIC LLC and Sixty Wall Street SBIC Fund, L.P., have agreed that they will vote their shares together to elect as two of Triton’s directors the nominees selected by Triton’s cash equity investors and, so long as AT&T Wireless PCS has the right to nominate a director under Triton’s certificate of incorporation, to elect the AT&T Wireless PCS nominee.

Representatives of AT&T Wireless PCS and several cash equity investors also have the right to attend each meeting of the board of directors as observers, provided that they continue to own a certain amount of Triton’s capital stock. A majority of disinterested directors must approve any transactions between Triton and its stockholders, except for transactions under the stockholders’, license, roaming and resale agreements described in this section and arm’s-length agreements with AT&T Wireless PCS and its affiliates.

Restrictions on Transfer; Rights of First Offer. The stockholders’ agreement imposes restrictions with respect to the sale, transfer or other disposition of Triton’s capital stock held under the terms of the agreement. Subject to certain exceptions, stockholders holding shares of common stock may only transfer their shares of common stock after complying with rights of first offer and first negotiation granted to specified parties to the stockholders’ agreement. Additionally, holders of common stock and Series D preferred stock may transfer those shares at any time to an affiliated successor or an equity investor affiliate, and the cash equity investors may transfer or otherwise dispose of any of those shares held by them to any other cash equity investor.

AT&T Wireless PCS may not transfer or dispose of any of its shares of Series D preferred stock at any time other than to an affiliated successor. In addition, each stockholder who is a party to the stockholders’ agreement has agreed, subject to some exceptions, not to transfer or otherwise dispose of any shares of Triton’s capital stock to any of the three largest carriers of telecommunications services that as of February 4, 1998 constituted interexchange services, other than AT&T Wireless PCS and other specified wireless carriers.

Registration Rights. The stockholders’ agreement grants certain demand and piggyback registration rights to the stockholders. The following stockholders may, subject to the restrictions on transfer described above, cause an underwritten demand registration, subject to customary proportionate cutback and blackout restrictions, so long as registration is reasonably expected to result in aggregate gross proceeds of at least $10.0 million to such stockholder:

•	AT&T Wireless PCS;

•	any stockholder or group of stockholders beneficially owning shares of Series C preferred stock or common stock, if the sale of the shares to be registered is reasonably expected to result in aggregate gross proceeds of at least $25.0 million; or

•	certain management stockholders beneficially owning at least 50.1% of the shares of common stock then beneficially owned by all such management stockholders together.

In addition to the demand registration rights, any stockholder may, subject to the restrictions on transfer described above, piggyback on a registration by Triton at any time, other than registrations on Forms S-4 or S-8, subject to customary proportionate cutback restrictions. The demand and piggyback registration rights and obligations survive until February 4, 2018.

Rights of Inclusion. In the event of a proposed sale by any stockholder to any person other than an affiliated successor that would constitute 25% or more of the aggregate outstanding Series C preferred stock and common stock on a fully-diluted basis, excluding the Series A preferred stock, the other stockholders have the right to participate in any such proposed sale by exercising such right within 30 days after receipt of a notice informing them of such proposed sale. The purchaser may either purchase all stock offered by all stockholders electing to participate in such sale, or the purchaser may purchase stock from stockholders electing to participate in such sale on a pro-rata basis up to the aggregate dollar amount offered by the purchaser to the initial selling stockholder.

In a separate investors stockholders’ agreement, the cash equity investors have agreed that cash equity investors holding 66 2/3% or more of Triton’s Class A common stock and Class B non-voting common stock held by the cash equity investors, in the aggregate, who propose to sell their shares of common stock may require the other cash equity investors to also participate in any such sale. As a result, such cash equity investors may have the effective right to sell control of Triton.

Exclusivity. The stockholders have agreed that during the term of the stockholders’ agreement, none of the stockholders nor their respective affiliates will provide or resell, or act as the agent for any person offering, within the territory defined in the stockholders’ agreement, wireless mobile telecommunications services initiated or terminated using frequencies licensed by the FCC and time division multiple access technology (the definition of which includes upgraded or successor standards) or, in certain circumstances such as if AT&T Wireless PCS and its affiliates move to a successor technology in a majority of the defined southeastern region, a successor technology. However, AT&T Wireless PCS and its affiliates may:

•	resell or act as agent for Triton;

•	provide or resell wireless telecommunications services to or from specific locations; and

•	resell wireless telecommunications services for another person in any area where Triton has not yet placed a system into commercial service.

AT&T Wireless PCS must provide Triton with at least 60 days’ prior written notice of its intention to engage in resales for another person, and only dual band/dual mode phones may be used in connection with the resale activities. Additionally, with respect to the markets listed in the roaming agreement, Triton and AT&T Wireless PCS have agreed to cause their respective affiliates in their home carrier capacities to program and direct the programming of customer equipment so that the other party, in its capacity as the serving carrier, is the preferred roaming provider in such markets. Each party also agrees to refrain from inducing any of its customers to change programming.

Certain Transactions. If there is a merger, consolidation, asset acquisition or disposition or other business combination involving AT&T Corp., referred to as AT&T, and an entity that meets each and every one of the following three criteria:

•	derives from telecommunications businesses annual revenues in excess of $5.0 billion;

•	derives less than one-third of its aggregate revenues from the provision of wireless telecommunications; and

•	owns FCC licenses to offer and does offer wireless mobility telecommunications services serving more than 25% of the potential customers within the territory defined in the stockholders’ agreement.

then AT&T Wireless PCS will have the right, upon written notice, to terminate substantially all of its exclusivity obligations described above in a portion of the territory in which the other party owns an FCC license to offer commercial mobile radio service. However, upon such a termination, Triton has the right to cause AT&T Wireless PCS to exchange into shares of Series B preferred stock:

•	all of the shares of its Series A preferred stock; and

•	all of the shares of its Series D preferred stock, its Series C preferred stock or any common stock it may have received upon conversion of its Series D preferred stock into any one of them.

In the event that AT&T is required in any such transaction to dispose of any of its personal communications services systems in the Charlotte, North Carolina, Atlanta, Georgia, Baltimore, Maryland/Washington, D.C. or Richmond, Virginia basic trading areas, Triton has certain marketing rights. AT&T has agreed, for a period of 180 days, to jointly market with any of its applicable markets any of Triton’s personal communications services systems that are located within the major trading areas that include the applicable AT&T basic trading areas. Triton’s right is exercisable at any time within the period commencing with the date of the announcement by AT&T of any such transaction and terminating on the later of six months after consummation of the transaction or the date by which AT&T is required under applicable law to dispose of any such system.

Without the prior written consent of AT&T Wireless PCS, Triton and its subsidiaries may not effect any sale of substantially all the assets or liquidation, merger or consolidation of Triton or any of its subsidiaries or engage in any business other than permitted businesses. There are limited exceptions to this provision.

Acquisition of Cellular Licenses. Triton may acquire cellular licenses if, among other circumstances, the board of directors determines such licenses are demonstrably superior alternatives to construction of a personal communications services system in the applicable area within the territory, provided that:

•	a majority of the cellular potential customers are within the territory defined in the stockholders’ agreement;

•	AT&T and its affiliates do not own commercial mobile radio service licenses in the area; and

•	Triton’s ownership of the cellular license will not cause AT&T or any affiliate to be in breach of any law or contract.

Equipment, Discounts and Roaming. At Triton’s request, AT&T Wireless PCS will use all commercially reasonable efforts to assist Triton in obtaining discounts from any vendor with whom Triton is negotiating for the purchase of any infrastructure equipment or billing services and to enable Triton to become a party to the roaming agreements between AT&T Wireless PCS and its affiliates which operate other cellular and personal communications services systems so long as AT&T Wireless PCS, in its sole discretion, does not determine such activities to be adverse to its interests.

Resale Agreements. At the request of AT&T Wireless PCS, Triton will enter into resale agreements relating to the territory defined in the stockholders’ agreement. The rates, terms and conditions of service that Triton provides shall be at least as favorable to AT&T Wireless PCS, taken as a whole, as the rates, terms and conditions provided by Triton to other customers.

Subsidiaries. All of Triton’s subsidiaries must be direct or indirect wholly-owned subsidiaries.

Amendments. Amendments to the stockholders’ agreement require the consent of the following stockholders:

•	a majority of the shares of each class of capital stock held by the parties to the stockholders’ agreement, including AT&T Wireless PCS;

•	two-thirds of the common stock beneficially owned by the cash equity investors; and

•	60.1% of the common stock beneficially owned by the management stockholders.

However, in the event any party to the stockholders’ agreement ceases to own any shares of capital stock, the party ceases to be a party to the stockholders’ agreement and his or her corresponding rights and obligations terminate.

Termination. The stockholders’ agreement terminates upon the earliest to occur of:

•	the written consent of each party to the agreement;

•	February 4, 2009; or

•	one stockholder beneficially owning all of the shares of common stock.

However, certain provisions of the agreement expire on February 4, 2008, and some consent rights of AT&T Wireless PCS expire if it fails to own a specified amount of capital stock.